Schedule of Unaudited Quarterly and Fiscal Year 2010 Condensed Consolidated Data.
(Adjusted to reflect the Auto Businesses' results in discontinued operations)
Dollars in millions, except per share amounts

	Three Months Ended								Twelve Months Ended
	September 30, 2009		December 31, 2009		March 31, 2010		June 30, 2010		June 30, 2010
	As Reported	Adjusted	As Reported	Adjusted	As Reported	Adjusted	As Reported	Adjusted	As Reported	Adjusted
Net sales	$1,372	$1,303	$1,279	$1,215	$1,366	$1,287	$1,517	$1,429	$5,534	$5,234
Cost of products sold	753	720	718	686	749	713	837	796	3,057	2,915

Gross profit	619	583	561	529	617	574	680	633	2,477	2,319

Selling and administrative expenses	175	172	187	185	182	178	203	199	747	734
Advertising costs	127	122	127	123	127	122	137	127	518	494
Research and development costs	27	26	29	29	30	30	33	33	119	118
Interest expense	36	36	37	37	34	34	32	32	139	139
Other expense, net	10	10	18	18	1	1	-	-	29	29

Earnings from continuing operations before income taxes	244	217	163	137	243	209	275	242	925	805
Income taxes on continuing operations	87	77	53	44	78	66	104	92	322	279

Earnings from continuing operations	$157	140	$110	93	$165	143	$171	150	$603	526

Earnings from discontinued operations, net of tax		17		17		22		21		77

Net earnings		$157		$110		$165		$171		$603

Earnings per share
Basic
Continuing operations	$1.12	$1.00	$0.78	$0.66	$1.17	$1.01	$1.21	$1.06	$4.28	$3.73
Discontinued operations	-	0.12	-	0.12	-	0.16	-	0.15	-	0.55
Basic net earnings per share	$1.12	$1.12	$0.78	$0.78	$1.17	$1.17	$1.21	$1.21	$4.28	$4.28

Diluted
Continuing operations	$1.11	$0.99	$0.77	$0.66	$1.16	$1.00	$1.20	$1.05	$4.24	$3.69
Discontinued operations	-	0.12	-	0.11	-	0.16	-	0.15	-	0.55
Diluted net earnings per share	$1.11	$1.11	$0.77	$0.77	$1.16	$1.16	$1.20	$1.20	$4.24	$4.24

Weighted average shares outstanding (in thousands)
Basic	139,743	139,743	140,303	140,303	140,764	140,764	140,280	140,280	140,272	140,272
Diluted	140,861	140,861	141,528	141,528	142,014	142,014	141,651	141,651	141,534	141,534